Explanation of Responses:

1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum and Basswood Capital Management, L.L.C. (collectively, the “Reporting Persons”). Basswood Capital Management, L.L.C. is the investment manager or adviser to the Funds (as defined below) and Managed Accounts (as defined below) and may be deemed to have a pecuniary interest in the Common Stock directly held by them. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and in the Managed Accounts.

2.	Common Stock held directly by Basswood Opportunity Partners, LP (“BOP”).
3.	Common Stock held directly by Basswood Opportunity Fund, Inc. (“BOF”).
4.	Common Stock held directly by BCM Select Equity I Master, Ltd. (“BCM”).
5.	Common Stock held directly by Basswood Enhanced Long Short Fund, LP (“BELS”).
6.	Common Stock held directly by Basswood Financial Fund, LP (“BFF”).
7.	Common Stock held directly by Basswood Financial Fund, Inc. (“BFF, Inc.”).
8.	Common Stock held directly by Basswood Financial Long Only Fund, LP (“BLOF,” and together with BOP, BOF, BCM, BELS, BFF and BFF, Inc., the “Funds”).
9.	Common Stock held directly by Managed Account 1.
10.	Common Stock held directly by Managed Account 2 (together, with Managed Account 1 the “Managed Accounts”).

Date: May 20, 2016